Exhibit 99.1

Scripps to transfer stock listing to Nasdaq

May 22, 2018

CINCINNATI — The E.W. Scripps Co. (NYSE: SSP) will transfer its stock exchange listing from the New York Stock Exchange to the Nasdaq Global Select Market, effective after market close on June 1, 2018.

Scripps Class A common stock is expected to begin trading as a Nasdaq-listed security at market open on June 4, 2018, and will continue to trade under the ticker symbol “SSP.” Scripps executives will ring the opening bell for Nasdaq trading on June 29, 2018, the 30th anniversary of Scripps’ initial public offering on the Nasdaq exchange.

“Scripps is a company in the midst of another evolution to capitalize on the changing habits of consumers,” Scripps President and CEO Adam Symson said. “The Nasdaq brand has come to represent forward-thinking companies that, like Scripps, are focused on both short-term excellence and long-term growth for shareholders. We are pleased to be associated with Nasdaq and give our stockholders access to the most advanced trading platform and cost-effective services available today.”

“Scripps has a rich media history while staying focused on the future of storytelling,” said Nelson Griggs, president, Nasdaq Stock Exchange. “As the media industry evolves, Nasdaq is proud to be the listing venue of choice for Scripps and a true partner as they continue to deliver informative and insightful news content to their audiences in the U.S.”

About Scripps
The E.W. Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of local and national media brands. With 33 television stations, Scripps is one of the nation’s largest independent TV station owners. Scripps runs an expanding collection of national journalism and content businesses, including Newsy, the next-generation national news network; podcast industry leader Midroll Media; and fast-growing national broadcast networks Bounce, Grit, Escape and Laff. Scripps produces original programming including “Pickler & Ben,” runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com